                                                             Exhibit 15











Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

We are aware that our report dated October 13, 1999 on our review of the interim financial information of Dexter Corporation (the "Company") as of and for the period ended September 30, 1999, and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its registration statements on Form S-8, Registration Nos. 2-63959, 33-27597, 33-53307, 33-53309, 333-02985, 333-04081, 333-42663 and 333-76873. Pursuant to
Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Springfield, Massachusetts
November 5, 1999